As filed with the Securities and Exchange Commission on April 12, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lufax Holding Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building No. 6

Lane 2777, Jinxiu East Road

Pudong New District, Shanghai 200120

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

Amended and Restated Phase I Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

David Siu Kam Choy, Chief Financial Officer

Telephone: +86 21-21-3863-6278

Email: Investor_Relations@lu.com

Building No. 6

Lane 2777, Jinxiu East Road

Pudong New District, Shanghai

People’s Republic of China

Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46th Floor, JingAn Kerry Centre, Tower II 1539 Nanjing West Road Shanghai The People’s Republic of China +86 21-6193-8200

EXPLANATORY NOTE

This registration statement is filed by Lufax Holding Ltd (the “Registrant”) to register additional securities issuable pursuant to the Amended and Restated Phase I Share Incentive Plan and consists of only those items required by General Instruction E to Form S-8. On April 12, 2023, the shareholders of the Registrant approved to amend and restate its Amended and Restated Phase I Share Incentive Plan. The maximum aggregate number of shares that may be issued under the Amended and Restated Phase I Share Incentive Plan has been adjusted from 20,644,803 ordinary shares to 30,644,803 ordinary shares, increased by 10,000,000 ordinary shares. Based on the above, the additional securities registered hereby consist of 10,000,000 ordinary shares.

In accordance with General Instruction E to Form S-8, the contents of the registration statements on Form S-8 (File No. 333-258286), as filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2021, are incorporated herein by reference, except as otherwise set forth herein.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)

The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022 filed on April 7, 2023 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

(b)

The description of the Registrant’s ordinary shares set forth under “Description of Share Capital” in the Registrant’s registration statement on Form F-1 (File No. 333-249366), initially filed with the Commission on October 7, 2020, including any amendment, supplement and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Fifth Amended and Restated Memorandum of Association and Eighth Amended and Restated Articles of Association, adopted by its shareholders on September 30, 2020 and effective conditionally and immediately upon the completion of the Company’s initial public offering of ordinary shares represented by American Depositary Shares, provides that the Registrant shall indemnify its directors and officers out of the assets and profits of the Company against all actions, costs, charges, expenses, losses and damages incurred by such persons in connection with the execution of such person’s duties or supposed duties, in their respective offices or trusts, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of such persons.

The Registrant’s Sixth Amended and Restated Memorandum of Association and Ninth Amended and Restated Articles of Association, adopted by its shareholders on April 12, 2023 and effective conditional and immediately upon the Company’s listing on The Stock Exchange of Hong Kong Limited, provides that the Registrant shall indemnify its directors and officers out of the assets and profits of the Company against all actions, costs, charges, expenses, losses and damages incurred by such persons in connection with the execution of such person’s duties or supposed duties, in their respective offices or trusts, otherwise than by reason of such person’s own fraud or dishonesty.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.4 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-249366), the Registrant has agreed to indemnify its directors and senior officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of the Registrant.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Fifth Amended and Restated Memorandum of Association and Eighth Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 filed with the Securities and Exchange Commission on October 7, 2020 (File No. 333-249366))

4.2	Form of Sixth Amended and Restated Memorandum of Association and Ninth Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s current report on Form 6-K (File No. 001-39654) filed with the Securities and Exchange Commission on April 12, 2023)

4.3	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form S-8 filed with the Securities and Exchange Commission on July 30, 2021 (File No. 333-258286))

4.4	Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts dated November 3, 2020 (incorporated by reference to Exhibit 2.3 to the Registrant’s annual report on Form 20-F (File No. 001-39654) filed with the Securities and Exchange Commission on March 11, 2021)

4.5	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.4)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands legal counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1	English translation of Amended and Restated Phase I Share Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s current report on Form 6-K (File No. 001-39654) filed with the Securities and Exchange Commission on April 12, 2023)

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on April 12, 2023.

Lufax Holding Ltd

By:	/s/ Yong Suk Cho
Name:	Yong Suk Cho
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Yong Suk Cho and Yan Zhuang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on April 12, 2023.

Signature	Title

/s/ Yong Suk Cho	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Yong Suk Cho

/s/ Gregory Dean Gibb	Director and Co-Chief Executive Officer
Gregory Dean Gibb

/s/ Guangheng Ji	Director
Guangheng Ji

/s/ Xin Fu	Director
Xin Fu

/s/ Yuqiang Huang	Director
Yuqiang Huang

/s/ Rusheng Yang	Independent Director
Rusheng Yang

/s/ Weidong Li	Independent Director
Weidong Li

/s/ Xudong Zhang	Independent Director
Xudong Zhang

/s/ David Xianglin Li	Independent Director
David Xianglin Li

/s/ David Siu Kam Choy	Chief Financial Officer (Principal Financial and Accounting Officer)
David Siu Kam Choy

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Lufax Holding Ltd has signed this registration statement or amendment thereto in New York on April 12, 2023.

Authorized U.S. Representative

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President